EXHIBIT 3

                       OPINION OF SUSAN E. SCHECHTER, ESQ.


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                                     March 30, 2001


    Securities and Exchange Commission
    450 Fifth Street, N.W.
    Washington, D.C.  20549

    Re:      Phoenix Home Life Variable Universal Life Account
             Phoenix Home Life Mutual Insurance Company
             Post-Effective Amendment No. 19 to Form S-6
             Registration Nos. 033-06793 and 811-4721

    Dear Sirs:

    As Counsel to the depositor, I am familiar with the variable life insurance policies, The Phoenix Edge and The Phoenix Edge - SPVL ("Policies"), which are the subject of the above-captioned
    Registration Statement on Form S-6.

    In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

    Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.

    My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.


                                     Very truly yours,


                                     /s/ Susan E. Schechter
                                     ----------------------
                                     Susan E. Schechter, Counsel
                                     Phoenix Home Life Mutual Insurance Company